CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Savings Program for Employees of Praxair Puerto Rico B.V. and Its Participating Subsidiary Companies

EXHIBIT 23.01

The Savings Program for Employees of Praxair Puerto Rico B.V. and Its Participating Subsidiary Companies
Gurabo, Puerto Rico

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-87274, 33-48478 and 333-81248) of Praxair Puerto Rico B.V. of our report dated June 8, 2015, relating to the financial statements and supplemental schedule of The Savings Program for Employees of Praxair Puerto Rico B.V. and Its Participating Subsidiary Companies which appear in this Form 11-K for the year ended December 31, 2014.

/s/ BDO USA, LLP
Philadelphia, Pennsylvania
June 8, 2015